Brandywine West, 1521 Concord Pike, Suite 301 Wilmington, DE 19803

N E W S  R E L E A S E

CONTACT: Elise A. Garofalo Director of Investor Relations 302-778-8227

GrafTech International Reports 2004 Third Quarter Results

        Wilmington, DE – October 28, 2004 – GrafTech International Ltd. (NYSE:GTI) today announced financial results for the third quarter ended September 30, 2004.

3rd Quarter Overview

o	As previously announced, the Company elected and implemented a tax planning strategy that, together with the recent enactment of the American Jobs Creation Act of 2004 and other planning efforts, accelerates the use of certain tax assets and reduces the expected cash tax rate in 2005. This tax election resulted in a non-cash tax charge of $25 million. Net loss, including this tax charge, was $10 million, or $0.10 per diluted share, vs. net income of $6 million, or $0.09 per diluted share, in 3Q03.

o	Net income was $12 million, or $0.12 per diluted share, before the $25 million tax charge, a $3 million restructuring benefit ($2 million after tax), and $2 million of Other Income, net ($1 million after tax). This compares to net income of $3 million, or $0.04 per diluted share, in 3Q03, before $3 million ($2 million after tax) of accelerated interest benefits and $1 million (before and after tax) of Other Expense, net. (See attached reconciliations.)

o	Net sales increased 19% to $206 million vs. 3Q03, primarily due to:

o	Higher graphite electrode shipments, 55.8 thousand metric tons in the typically weaker third quarter (12% higher vs. 3Q03 and the same as in 2Q04);

o	Higher average sales revenue per metric ton of graphite electrode (7% higher vs. 3Q03), including the impact of net changes in currency exchange rates; and

o	Higher electronic thermal management (ETM) sales, $3 million versus less than a half a million dollars in 3Q03.

o	Gross profit increased over 30% to $54 million vs. $41 million in 3Q03.

o	EBITDA was $38 million ($36 million before $2 million of Other Income, net), 65% higher than $23 million ($24 million before $1 million of Other Expense, net) in 3Q03. (See attached reconciliation.)

o	Cash flow from operations increased to $10 million after $19 million of bond interest payments and $3 million of antitrust payments. Net debt declined $4 million from June 30, 2004 to $616 million at September 30, 2004. (See attached reconciliations.)

o	Announced price increases for standard size melter graphite electrodes used in large electric arc steel melting furnaces to $3,500/Euro 2,800 per metric ton, effective for new orders as of November 1, 2004.

o	Increased graphite electrode production capacity to over 230,000 metric tons (from 220,000 metric tons), three months ahead of schedule. Commenced programs targeting 250,000 metric tons of graphite electrode capacity by the end of 2005, consistent with GTI’s strategic growth initiatives.

o	Won SpreaderShield™ ETM product approvals in two new ultra light laptops, including first Dell application win for GTI.

o	GRAFCELL® advanced flexible graphite materials are used in the Ballard® fuel cells that are powering the recently unveiled Ford Focus vehicles under the U.S. Department of Energy’s Hydrogen Economy Initiative demonstration program. Nearly half of the DOE’s announced fleets will be Ford and DaimlerChrysler vehicles (120), all powered with Ballard® fuel cells and all containing GRAFCELL.

Year to date summary

	September		September		2004 YTD vs
Dollars in millions except EPS	YTD 2003		YTD 2004		2003 YTD

Net Sales	$524		$616		+ 17.6%

Gross Profit	$123		$153		+ 24.1%

Gross Margin	23.5%		24.8%

EBITDA before special items*	$76		$105		+38.2%

Net Income before special items *	$7		$33		+371%

EPS before special items *	$0.1	1	$0.3	4	+209%

        *Non-GAAP financial measure — See attached reconciliations.

        Craig Shular, Chief Executive Officer of GTI, commented, “We continue delivering improved year over year performance, despite the upward cost pressures experienced in 2004. All of our businesses delivered improved net sales. Our six existing graphite electrode facilities operated at record levels, driving up our productivity and increasing our output to an annual production run rate of over 230 thousand metric tons. Our market segmentation efforts, improved product quality and broader product offerings have allowed us to maintain high utilization levels. We also delivered more wins in our ETM business. Winning a Dell application was particularly rewarding, given over 12 months of effort invested in the project and Dell’s increasing expansion into broader consumer electronic applications.”

        Mr. Shular concluded, “Reducing the variability of, and risks to, our cost structure remains a priority for our team. We are incurring higher costs for investments in resources, global work processes and new information technology systems, including higher than expected costs for Sarbanes-Oxley compliance efforts. These investments are, however, critical for strengthening our platform and supporting strategic growth initiatives required to deliver larger, sustainable cash flows. We are also investing in, among others, two additional productivity initiatives in South Africa and France. These two initiatives build on the success of our Spanish expansion, where we now have the largest facility in Europe at 55 thousand metric tons of annual capacity (second in the world only to our 60 thousand metric ton Mexican facility). When complete at the end of 2005, we expect to have the four largest graphite electrode facilities in the world, with an annual, global capacity of over 250 thousand metric tons.”

Synthetic Graphite Line of Business

(Graphite electrodes, cathodes and advanced graphite materials)

        The synthetic graphite line of business had net sales of $184 million in the 2004 third quarter as compared to $155 million in the 2003 third quarter. The increase of approximately 18 percent was primarily due to higher net sales of graphite electrodes. The average sales revenue per metric ton of graphite electrodes in the 2004 third quarter was $2,501 as compared to $2,340 in the 2003 third quarter. Approximately one-third of the increase was due to the benefits of net changes in currency exchange rates. Graphite electrode sales volume was 55.8 thousand metric tons, 12 percent higher than in the 2003 third quarter, as a result of higher demand from a strong steel industry.

        Gross profit of the synthetic line of business was $47 million in the 2004 third quarter, 27 percent higher than in the same period in 2003. The increase was primarily due to higher net sales and improved productivity throughout our manufacturing network. Gross profit also benefited from favorable changes in product mix in the advanced graphite materials business. These improvements were partially offset by continued upward pressure on energy and raw material costs, higher freight costs and the negative impact of net changes in currency exchange rates on costs. Gross margin for the synthetic graphite line of business was 25.5 percent in the 2004 third quarter as compared to 23.7 percent in the 2003 third quarter.

        GTI raised global prices for standard size melter graphite electrodes to $3,500/Euro 2,800, effective for new orders as of November 1, 2004. This price increase will not materially impact 2004 results. This price increase does not apply to non ultra high power graphite electrodes used in ladle furnaces or non-ferrous applications.

        For 2005, GTI has booked approximately 60 percent of its anticipated graphite electrode sales volume, approximately two-thirds of which is melter graphite electrodes. These bookings are a higher percentage than would typically be booked through October due to steel customers advancing their 2005 bidding process as a result of strength in the steel industry and continued supply/demand tightness for graphite electrodes. The order book includes:

o	South Africa, which represents approximately 10 to 12 percent of GTI’s total 2005 order book, including ladle furnace and non-ferrous applications. GTI previously announced average price increases in this region of approximately $125 per metric ton.

o	GTI has secured approximately an average $325 per metric ton price increase on the booked standard and super size melter graphite electrodes used in large, electric arc steel furnaces,

primarily in North America, or approximately 13 percent over the average 2004 price for melter electrodes.

o	The remaining business booked to date represents other graphite electrode product application segments, where we have targeted growth, primarily representing less demanding ferrous and certain non-ferrous applications. Prices in these segments tend to be lower than the melter segment and reduce the average graphite electrode revenue per metric ton.

o	The balance of GTI’s 2005 order book will be filled primarily by business in Europe, Asia and the Middle East. Historically, graphite electrode prices in Asia tend to be lower than in other regions.

        Based on the order book filled to date, GTI expects contracted average revenue per metric ton of graphite electrodes to be between $2,700 to $2,800 in 2005.

Other lines of Business

(Natural graphite (AET) and advanced carbon materials lines of business)

        Net sales for GTI’s other businesses were $22 million in the 2004 third quarter as compared to $18 million in the 2003 third quarter. The increase in net sales was primarily due to an increase in ETM sales of over $2 million from the 2003 third quarter, to $3 million, and higher sales volume of carbon refractory products. Gross profit increased to $7 million, or 29.2 percent of net sales, as compared to $4 million, or 23.5 percent of net sales, in the 2003 third quarter primarily as a result of higher net sales and favorable changes in product mix. The strong carbon refractory sales volume and related gross profit is not expected to recur in the 2004 fourth quarter due to customer order patterns.

      Electronic Thermal Management Highlights

        GTI’s SpreaderShield™ product continues to gain new approvals in demanding portable applications. SpreaderShield products were approved for two new ultra lightweight portable laptops for Dell and Samsung. Including these two new approvals, GTI has achieved 6 product approvals in ultra lightweight laptops. ETM net sales were approximately $8 million for the first nine months of 2004, and GTI is targeting approximately $12 million of net sales for ETM in 2004 as compared to $2 million in 2003.

        GTI has accelerated the hiring of various resources, including marketing, sales and product development personnel. GTI has a formal targeted hiring plan to grow the Advanced Energy Technology team from approximately 140 employees to close to 200 employees over the next 18 months. These resources will focus on continued growth of the ETM business as GTI continues to leverage its successes to penetrate new customers and applications and identify new market opportunities.

Fuel Cell Developments

        Ford Motor Company recently unveiled its first production vehicles powered with Ballard® fuel cells for use under the DOE’s Hydrogen Economy Initiative. GTI’s GRAFCELL® advanced flexible graphite materials are used in these fuel cells. Ballard, DaimlerChrysler and Ford continue to lead the industry in fuel cell development, as they place the largest fleets of fuel cell vehicles in the hands of customers. Nearly half of the DOE’s announced fleets under the Initiative will be Ford and DaimlerChrysler vehicles, all powered with Ballard® fuel cells and all utilizing GTI’s materials. Ballard fuel cell modules power approximately 85 percent of fuel cell vehicles announced in the marketplace. GTI is partnered with Ballard Power Systems under a long term, exclusive supply arrangement through 2016.

Corporate

        Selling, general and administrative and research and development expenses were $27 million in the 2004 third quarter as compared to $24 million in the 2003 third quarter. As previously disclosed, the increase primarily resulted from investments to improve global business processes, including new information systems and Sarbanes-Oxley compliance efforts, and from the acceleration of investments in growth businesses. Selling, general and administrative and research and development expenses in the 2004 fourth quarter are expected to be approximately $28 million to $29 million.

        The changes in business processes, including Sarbanes-Oxley compliance efforts, are significant and have resulted in modifications to GTI’s implementation plans that result in higher estimated systems implementation costs of about $2 million to $3 million. In addition, the aggregate costs for internal and external services associated with Sarbanes-Oxley compliance efforts are expected to be approximately $4 million. These higher costs are expected to occur primarily from the third quarter of 2004 through the first quarter of 2005.

        GTI continues to implement global business and work process transformations, including finance and accounting, procurement, order fulfillment, and corresponding enhancements in its internal control structure, including testing and remediation under Section 404 of the Sarbanes-Oxley Act. GTI is currently in the process of implementing an enterprise-wide information technology system. Implementation is being undertaken in phases, with completion scheduled for the end of 2005. During the 2004 third quarter, GTI completed implementation in France and Switzerland. During 2003 and the 2004 first half, implementation in Spain and the United States was completed. GTI also completed the implementation of global advanced planning and scheduling systems, global treasury and electronic banking systems and global shared service centers in Mexico and Canada. These events are changing how transactions are processed and the individuals or locations responsible for transaction processing. These programs are essential for supporting and accelerating planned growth, both in ETM and other global businesses, and are part of GTI’s global productivity improvement initiatives.

        Other Income, net, was $2 million in the 2004 third quarter and consisted primarily of approximately $3 million of income from the impact of net changes in currency exchange rates, primarily due to non-cash gains from the impact of changes in currency exchange rates on euro-denominated intercompany loans, and a $3 million gain on the sale of assets, partially offset by a $2 million negative mark-to-market adjustment on interest rate caps and approximately $1 million of expense for certain property maintenance and environmental work at various facilities. Other Expense, net, was $1 million in the 2003 third quarter. Net impacts of changes in currency exchange rates, including impacts on euro-dominated intercompany loans, were nominal in the 2003 third quarter.

        GTI recorded a net restructuring benefit of $3 million in the 2004 third quarter, primarily due to a $4 million reduction in restructuring cost estimates associated with the closure of its graphite electrode operations in Italy, partially offset by $1 million of new restructuring charges relating to the exit from GTI’s UK location.

        Under its asset sale program, GTI sold non-strategic assets at its UK location for approximately $4 million. As a result of the transaction, GTI recorded a gain on the sale of $3 million, included in Other Income, net, and a $1 million restructuring charge to exit activities at the location. GTI also sold $1 million of other assets in the 2004 third quarter.

        Interest expense was $10 million in the 2004 third quarter. Interest expense is expected to be about $11 million in the 2004 fourth quarter due to rising interest rates.

        As previously announced, the Company elected and implemented a tax planning strategy that, together with the recent enactment of the American Jobs Creation Act of 2004 and other planning efforts, accelerates the use of certain tax assets and reduces the expected cash tax rate in 2005. The strategy accelerates approximately $214 million of taxable income to the U.S. through a standard election (commonly referred to as “Check the Box”) that results in the utilization of approximately $30 million of deferred tax assets, of which approximately $23 million are foreign tax credits. This results in a non-cash tax charge of $25 million in the third quarter, lower than the previously announced estimate of $50 million primarily due to modifications in the plan resulting primarily from the new tax law and the finalization of the estimate. Excluding special charges, the effective income tax rate was approximately 33 percent for the nine months ended September 30, 2004. The effective future tax rate for accounting purposes is still anticipated to be approximately 35 percent.

        Cash flow from operations increased to $10 million in the 2004 third quarter, including $19 million of bond interest payments and $3 million of antitrust payments. Cash flow from investing activities included a use of $10 million for capital expenditures and a source of $5 million from the successful completion of non-strategic asset sales. Net debt declined by $4 million from June 30, 2004 to $616 million at September 30, 2004. (See attached reconciliation.) Capital expenditures are expected to be approximately $55 million for the 2004 full year.

Outlook

        Mr. Shular commented on the outlook, “The steel market remains strong and our 2004 graphite electrode order book is full. The outlook for 2005 is positive. We are actively building our 2005 order book for graphite electrodes and, based on the orders booked to date, estimate 2005 average contracted graphite electrode prices of $2,700 to $2,800 per metric ton. On the cost side, we continue to direct our efforts toward offsetting the escalation in our energy and raw material input costs. To date, we have secured approximately 95 percent of our 2005 needle coke volume requirements and locked in price on approximately 90 percent of that volume. The needle coke market remains tight and we have recently seen spot coke price increases quoted in excess of 20 percent. We expect our average needle coke prices to increase 10 percent to 15 percent in 2005, depending on product mix. We continue to work on securing other key raw material input volumes and costs for 2005.”

        Mr. Shular continued, “For the 2004 fourth quarter, graphite electrode sales volume is projected to be 56,000 to 58,000 metric tons. We expect earnings per diluted share, excluding restructuring charges and Other Income/Expense, net, to be between $0.11 and $0.13. Note that this earnings guidance excludes the future impact of 13.6 million shares underlying GTI’s contingent convertible debt which would reduce 2004 fourth quarter earnings per share guidance by $0.01 per share and 2004 diluted earnings per share guidance by approximately $0.04-$0.05, as previously disclosed.”

        In conjunction with this earnings release, you are invited to listen to our earnings call being held today at 11:00 a.m. EDT. The dial-in number is 800-240-6709 for domestic and 303-262-2190 for international. The conference call will be recorded and replay will be available for 72 hours following the call by dialing 800-405-2236 for domestic and 303-590-3000 for international, pass code 11011318#. If you are unable to listen to the call or replay, the call will be archived and available for replay within one day of the original broadcast on our website at www.graftech.com under the Investor Relations section.

        GrafTech International Ltd. is one of the world’s largest manufacturers and providers of high quality synthetic and natural graphite and carbon based products and technical and research and development services, with customers in about 60 countries engaged in the manufacture of steel, aluminum, silicon metal, automotive products and electronics. We manufacture graphite electrodes and cathodes, products essential to the production of electric arc furnace steel and aluminum. We also manufacture thermal management, fuel cell and other specialty graphite and carbon products for, and provide services to, the electronics, power generation, semiconductor, transportation, petrochemical and other metals markets. We are the leading manufacturer in all of our major product lines, with 13 state of the art manufacturing facilities strategically located on four continents. GRAFCELL®, GRAFOIL®, and eGRAF® are our registered trademarks. For additional information on GrafTech International, call 302-778-8227 or visit our website at www.graftech.com. For additional information on our subsidiary, Advanced Energy Technology Inc., call 216-529-3777.

        NOTE ON FORWARD-LOOKING STATEMENTS: This release and any related discussions may contain forward-looking statements about such matters as: future production, prices and sales of and demand for various products; future operational and financial performance of various businesses; economic conditions; interest rate management activities; strategic and business plans; legal matters; consulting projects; potential actions regarding debt or equity securities; and future asset sales, costs, working capital, revenues, business opportunities, values, debt levels, cash flows, cost savings and reductions, margins, earnings and growth. We have no duty to update these statements. Actual future events, results and conditions could differ materially due to various factors, including: the possibility that global or regional economic conditions or end market conditions for our products may not improve or may worsen; the possibility that anticipated electric arc furnace (EAF) steel production capacity additions may not occur or that further graphite electrode (GE) manufacturing capacity additions may occur; the possibility that changes in EAF steel production or GE production may result in fluctuations in GE demand, prices or volumes; the possibility that quarterly or annual average GE prices may differ from current spot prices or that announced GE price increases may not be realized; the possibility that changes in GE product mix may impact average GE revenue per metric ton; the possibility that economic or technological developments may affect demand for the various types of cathodes used in aluminum smelting, that anticipated aluminum smelting capacity changes or additions using graphite cathodes may not occur or that increased production of graphite or other cathodes may occur; the possibility that changes in production of aluminum or various types of cathodes may not result in fluctuations in demand, prices or volumes of various types of cathodes; the possibility of delays in or failure to achieve widespread commercialization of fuel cells which use our products or that fuel cell manufacturers may obtain those products from other sources; the possibility of delays in or failure to achieve successful development and commercialization of electronic thermal management or other new or improved products; the possibility of delays in meeting or failure to meet contractual or other product development milestones or delays in expanding or failure to expand our manufacturing capacity to meet any growth in demand; the possibility that we may be unable to protect our intellectual property or may infringe the intellectual property rights of others; unanticipated events or circumstances relating to antitrust or other lawsuits; the possibility that expected cost savings will not be fully realized or that anticipated asset sales may be delayed or may not occur or result in anticipated proceeds; the possibility that the anticipated benefits from organizational or systems changes may be delayed or may not occur; the possibility that our provision for income taxes and effective income tax rate or cash tax rate may fluctuate significantly due to changes in tax planning, tax laws, profitability and other factors; unanticipated events or circumstances relating to health, safety or environmental compliance or remediation obligations or liabilities to third parties or relating to labor relations; the possibility that financial information contained in this release can change upon final review or audit; the possibility that changes in market prices of our common stock or senior notes may affect our de-leveraging activities; changes in interest or currency exchange rates, in competitive conditions, in raw material or energy supplies or costs or in inflation; the possibility of failure to satisfy conditions to, or of breach of terms of, our strategic alliances; the possibility of changes in government funding of, or the failure to satisfy eligibility conditions to, government grants; the possibility that changes in financial performance may affect our compliance with financial covenants or the availability of funds under our revolving credit facility; the possibility of interruptions in production at our facilities due to, among other things, critical equipment failure or interruption in major raw material or energy supplies; changes in tax and fiscal policies; developments in the Middle East, the occurrence of terrorist acts and developments in the war on terrorism; the possibility that we may not achieve our earnings estimates; and other risks and uncertainties, including those detailed in our filings with the SEC, as well as future decisions by us. Except as otherwise specifically noted, references to spot prices and cost savings are based on and subject to the factors, assumptions and limitations detailed in our filings with the SEC. No statement in this release or any related discussions shall constitute an admission in connection with any lawsuit or claim. This release does not constitute an offer to sell or a solicitation of an offer to buy any securities. References to street or analyst earnings estimates mean those published by First Call, a service of the Thomson Financial Network.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in millions, except share and per share data)
(Unaudited)

	At December 31,	At September 30,
ASSETS	2003	2004

Current Assets:
Cash and cash equivalents	$34	$61
Accounts and notes receivable, net of allowance for doubtful accounts of
$4 million at December 31, 2003 and September 30, 2004	126	183
Inventories:
Raw materials and supplies	49	60
Work in process	121	123
Finished goods	34	29

	204	212
Prepaid expenses and other current assets	24	31

Total current assets	388	487
Property, plant and equipment	1,031	1,054
Less: accumulated depreciation	691	711

Net property, plant and equipment	340	343
Deferred income taxes	176	142
Goodwill	20	20
Assets held for sale	1	--
Other assets	42	44

Total assets	$967	$1,036

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities:
Accounts payable	$89	$62
Short-term debt	1	1
Accrued income and other taxes	31	35
Other accrued liabilities	173	100

Total current liabilities	294	198

Long-term debt:
Principal value	516	676
Fair value adjustment for hedge instruments	14	17
Unamortized bond premium	4	2

Total long-term debt	534	695

Other long-term obligations	193	143
Deferred income taxes	43	44
Minority stockholders' equity in consolidated entities	31	31
Commitments & contingencies	--	--
Stockholders' Deficit:
Preferred stock, par value $.01, 10,000,000 shares authorized, none
issued	--	--
Common stock, par value $.01, 150,000,000 shares authorized, 96,402,287 & 100,451,301 shares issued at December 31, 2003 and September 30, 2004, respectively	1	1
Additional paid-in capital	893	941
Accumulated other comprehensive loss	(286)	(290)
Accumulated deficit	(644)	(635)
Less: cost of common stock held in treasury, 2,451,035 shares at December
31, 2003 and September 30, 2004	(86)	(86)
Less: cost of common stock held in employee benefit trusts, 514,532 shares at December 31, 2003 and September 30, 2004	(6)	(6)

Total stockholders' deficit	(128)	(75)

Total liabilities and stockholders' deficit	$967	$1,036

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in millions, except share and per share data)
(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2003	2004	2003	2004

Net Sales	$173	$206	$524	$616
Cost of Sales	132	152	401	463

Gross Profit	41	54	123	153
Research and development	3	2	8	6
Selling, administrative and other expenses	21	25	63	68
Other (income) expense, net	1	(2)	(9)	18
Restructuring Charges	--	(3)	20	1
Antitrust investigations and related lawsuits and claims	--	--	--	(11)
Interest expense	9	10	36	27
Interest income	--	--	--	(1)

	34	32	118	108
Income (loss) from continuing operations before provision for
income tax and minority stockholders' share of income	7	22	5	45
Provision for income taxes	1	31	2	36

Net income (loss) of consolidated entities before minority
stockholders' share of income	6	(9)	3	9
Less: Minority stockholders' share of income	--	1	1	1

Net income (loss) from continuing operations	6	(10)	2	8
Discontinued operations:
Income from discontinued operations (less applicable income tax expense)	--	--	1	--
Gain on sale of discontinued operations (less applicable
income tax expense)	--	--	1	--

Net Income (loss)	$6	$(10)	$4	$8

Basic income (loss) per common share:
Net Income (loss) from continuing operations	$0.09	$(0.10)	$0.04	$0.08
Discontinued operations	--	--	0.02	--

Net income (loss) per share	$0.09	$(0.10)	$0.06	$0.08

Weighted average common shares outstanding (in thousands)	65,576	97,428	59,723	96,223

Diluted income (loss) per common share:
Income (loss) from continuing operations	$0.09	$(0.10)	$0.04	$0.08
Discontinued operations	--	--	0.02	--

Net Income (loss) per share	$0.09	$(0.10)	$0.06	$0.08

Weighted average common shares outstanding (in thousands)	65,803	97,428	59,831	97,962

NOTE: The consolidated statements of operations for the periods ended September 30, 2003 have been restated to conform with SFAS No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendments of FASB Statement No. 13, and Technical Corrections.” The effect of the adoption of SFAS No. 145 is to reclassify certain write-offs of capitalized bank charges for the nine months ended September 30, 2003 in the amount of $4 million from extraordinary items to other (income) expense, net. The corresponding provision for income taxes has been adjusted by $1 million for the nine months ended September 30, 2003.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in millions, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2004	2003	2004
Cash flow from operating activities:
Net income (loss)	$6	$(10)	$4	$8
Income from discontinued operations	--	--	1	--
Gain on sale of discontinued operation	--	--	1	--

Income (loss) from continuing operations	6	(10)	2	8
Adjustments to reconcile net income (loss) to cash provided by operations:
Depreciation and amortization	7	9	22	26
Deferred income taxes	6	26	(4)	40
Antitrust investigations and related lawsuits and claims	--	--	--	1
Restructuring charge	--	(3)	20	1
Loss on exchange of common stock for senior notes	--	--	--	5
Interest expense	--	--	--	(3)
Post Retirement plan changes	(3)	(3)	(6)	(8)
Gain of sale of assets	--	(3)	--	(3)
Fair value adjustments on interest rate caps	(1)	2	1	4
Other (credits) charges, net	(8)	(6)	(27)	1
(Increase) decrease in working capital*	(32)	1	(59)	(194)
Long-term assets and liabilities	(4)	(3)	(4)	(20)

Net cash used in operating activities from continued operations	(29)	10	(55)	(142)
Net cash provided by operating activities from discontinued	--	--	1	--

Net cash provided by (used in) operating activities	(29)	10	(54)	(142)

Cash flow from investing activities:
Capital expenditures	(9)	(10)	(29)	(31)
Purchase of derivative investments	1	--	1	(1)
Proceeds from sale of assets	--	5	--	5
Proceeds from sale of discontinued operations	--	--	15	--

Net cash provided by (used in) investing activities	(8)	(5)	(13)	(27)

Cash flow from financing activities:
Short-term debt borrowings (reductions), net	(9)	--	(5)	(1)
Revolving facility borrowings (reductions), net	45	--	46	--
Long-term debt borrowings	--	--	--	225
Long-term debt reductions	--	--	--	(29)
Proceeds from sale of interest rate swap, net	(1)	--	30	--
Purchase of interest rate caps	--	--	(5)	--
Proceeds from exercise of stock options	--	--	--	7
Financing costs	(1)	--	(1)	(7)
Dividends paid to minority stockholders	--	--	(4)	--

Net cash provided by (used in) financing activities	34	--	61	195

Net increase (decrease) in cash and cash equivalents	(3)	5	(6)	26
Effect of exchange rate changes on cash and cash equivalents	1	--	1	1
Cash and cash equivalents at beginning of period	8	56	11	34

Cash and cash equivalents at end of period	$6	$61	$6	$61

Supplemental disclosures of cash flow information:
Net cash paid during the periods for:
Interest expense	$27	$19	$60	$37

Income taxes	$2	$3	$7	$14

Non-cash operating, investing and financing activities:
Exchanges of common stock for senior notes which decrease long-term debt	$35	$--	$55	$38
*Net change in working capital due to the following components:
(Increase) decrease in current assets:
Accounts and notes receivable	$(5)	$4	$(11)	$(11)
Reduction in factoring of accounts receivable	--	--	--	(45)
Inventories	(2)	(1)	(11)	(7)
Prepaid expenses and other current assets	2	--	(1)	(1)
Payment for antitrust investigations and related lawsuits and claims	--	(3)	(4)	(80)
Restructuring payments	(1)	(1)	(4)	(15)
Decrease in accounts payable and accruals	(26)	2	(28)	(35)

Increase in working capital	$(32)	$1	$(59)	$(194)

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
SEGMENT DATA SUMMARY
(Dollars in millions)
(Unaudited)

	Q3 2003	Y-T-D 2003	Q1 2004	Q2 2004	Q3 2004	Y-T-D 2004
NET SALES:
Synthetic Graphite	$155	$466	$174	$187	$184	$545
Other	18	58	23	26	22	71

Total	$173	$524	$197	$213	$206	$616

COST OF SALES:
Synthetic Graphite	$118	$356	$133	$139	$137	$409
Other	14	45	19	20	15	54

Total	$132	$401	$152	$159	$152	$463

GROSS PROFIT:
Synthetic Graphite	$37	$110	$41	$48	$47	$136
Other	4	13	4	6	7	17

Total	$41	$123	$45	$54	$54	$153
GROSS PROFIT MARGIN:
Synthetic Graphite	23.7%	23.4%	23.5%	25.6%	25.5%	24.9%
Other	23.5%	24.3%	17.6%	25.9%	29.2%	24.2%

Total	23.7%	23.5%	22.8%	25.6%	25.9%	24.8%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
(Dollars in millions, except per share data)
(Unaudited)

Net Income (Loss) and Earnings Per Share Reconciliation

	Three Months Ended September 30, 2003	Three Months Ended September 30, 2004
Net income (loss) [$0.09 per share and $(0.10) per share, respectively]	$6	$(10)
Adjustments, net of tax:
Restructuring and impairment	-	(2)
Gain on sale of discontinued operations	-	-
Special, one time, non-cash tax charge	-	25

Income (loss) after adjustments [$0.09 per share and $0.13 per share, respectively]	$6	$13

Plus: Other (Income) Expense, net, net of tax	1	(1)

Income (loss) excluding restructuring, impairment, gain on sale of discontinued operations, special tax charge and Other (Income) Expense, net [$0.10 per share and $0.12 per share, respectively]	$7	$12

Less: Interest benefit from accelerated amortization of gains on interest rate swaps, net of tax	(2)	-

Less: Cumulative benefit due to reduction in tax rate for 1Q03 and 2Q03 to 35%	(2)	-

Income (loss) excluding restructuring, impairment, gain on sale of discontinued operations, special tax charge, Other (Income) Expense, net, interest benefit from accelerated amortization, and cumulative benefit related to reduction in tax rate [$0.04 per share and $0.12 per share, respectively]	$3	$12

Net Income (Loss) and Earnings Per Share Reconciliation

	Nine Months Ended Sept. 30, 2003	Nine Months Ended Sept. 30, 2004
Net income (loss) [$0.06 and $0.08 per share, respectively]	$4	$8
Adjustments, net of tax:
Restructuring and impairment	13	1
Reduction of EU antitrust fine	-	(11)
Gain on discontinued operations	(1)	-
Special, tax charge	-	25

Income (loss) after adjustments [$0.26 and $0.23 per diluted share, respectively]	$16	$23

Other (Income) Expense, net, net of tax	$(5)	$12

Income (loss) excluding restructuring, impairment, reduction of EU antitrust fine, gain on discontinued operations, special tax charge and Other (Income) Expense, net [$0.17 and $0.36 per diluted share, respectively]	$11	$35

Less: Interest benefit from accelerated amortization of gains on interest rate swaps, net of tax	(4)	(2)

Income (loss) excluding restructuring, impairment, reduction of EU antitrust fine, gain on discontinued operations, special tax charge, Other (Income) Expense, net, and interest benefit from accelerated amortization of gains from interest rate swaps [$0.11 and $0.34 per share, respectively]	$7	$33

        NOTE ON RECONCILIATION OF EARNINGS DATA: Income (loss) excluding the items mentioned above is a non-GAAP financial measure that GTI calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. GTI believes that the excluded items are not primarily related to core operational activities. GTI believes that income (loss) excluding items that are not primarily related to core operational activities is generally viewed as providing useful information regarding a company’s operating profitability. Management uses income (loss) excluding these items as well as other financial measures in connection with its decision-making activities. Income (loss) excluding these items should not be considered in isolation or as a substitute for net income (loss), income (loss) from continuing operations or other consolidated income data prepared in accordance with GAAP. GTI’s method for calculating income (loss) excluding these items may not be comparable to methods used by other companies.

        NOTE ON RECONCILIATION OF EARNINGS, EBITDA AND NET DEBT GUIDANCE DATA: Earnings, EBITDA and net debt guidance is provided on a GAAP basis assuming that interest rates for the 2004 fourth quarter are approximately 25 basis points higher than 6-month LIBOR in September 2004, assuming no change in currency exchange rates and excluding other (income) expense, net. GTI does not forecast changes currency exchange rates. Changes in these rates can affect such items as net sales and cost of sales (in each case as translated into dollars) and other (income) expense, net, due to translation of currency gains and losses on intercompany loans or mark-to-market adjustments on interest rate swaps and caps. GTI may record restructuring charges of about $6 million, before tax, over the next 12 months; however, it cannot forecast the amount for any specific quarter or year. To the extent that an item, that would be excluded, has been recorded in a prior period and that prior period is included in a forecast period, the recorded item is reflected for the entire forecast period at the same amount at which it was recorded in the prior period. In addition, earnings, EBITDA and net debt guidance is subject to the risks and uncertainties described under the Note on Forward-Looking Statements.

        Earnings outlook for 2004 is based upon 98.2 million weighted average shares outstanding for the 2004 full year and 99 million weighted average shares outstanding for the 2004 fourth quarter. These shares are estimated based on 2004 third quarter diluted weighted average shares outstanding. GTI does not forecast the future impact of changes in stock options or other stock-based compensation or in convertible debentures on shares outstanding for the periods forecasted, which may change due to grant, exercise, conversion, cancellation, repurchase, redemption or other events or due to changes in share price or accounting principles.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
(Dollars in millions)
(Unaudited)

EBITDA Reconciliation

	Q3 2003	2003 YTD	Q1 2004	Q2 2004	Q3 2004	2004 YTD
Net income (loss)	$6	$4	$--	$18	$(10)	$8
Add back:
Minority stockholders' share of income	--	1	--	--	1	1
Provision for (benefit from) income taxes	1	2	1	4	31	36
Depreciation and amortization	7	22	9	8	9	26
Interest expense	9	36	7	10	10	27
Interest income	--	--	(1)	--	--	(1)
Antitrust investigations and related lawsuits and
claims	--	--	1	(12)	--	(11)
Restructuring & impairment losses on long lived
and other assets	--	20	1	3	(3)	1

EBITDA	$23	$85	$18	$31	$38	$87
Other (Income) Expense, net, included above	1	(9)	13	7	(2)	$18

EBITDA before Other (Income) Expense, net	$24	$76	$31	$38	$36	$105

EBITDA before Other (Income) Expense, net as a percent of net sales	13.9%	14.5%	15.7%	17.8%	17.5%	17.0%

MEMO : Income from discontinued operations	--	$1	--	--	--	--
MEMO : Gain on sale of discontinued operations	--	$1	--	--	--	--
MEMO : Cash portion of restructuring and impairment losses	--	$16	--	$3	$(3)

        NOTE ON EBITDA RECONCILIATION: EBITDA is a non-GAAP financial measure that GTI currently calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. GTI believes that EBITDA is generally accepted as providing useful information regarding a company’s ability to incur and service debt. GTI also believes that EBITDA provides useful information about the productivity and cash generation potential of its ongoing businesses. Management uses EBITDA as well as other financial measures in connection with its decision-making activities. EBITDA should not be considered in isolation or as a substitute for net income (loss), cash flows from continuing operations or other consolidated income or cash flow data prepared in accordance with GAAP. GTI’s method for calculating EBITDA may not be comparable to methods used by other companies and is not the same as the method for calculating EBITDA under its senior-secured bank credit facilities or its senior notes.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
(Dollars in millions)
(Unaudited)

Net Debt Reconciliation

	Jun-04	Sept-04

Long-term debt	$680	$695
Short-term debt	-	1

Total debt	$680	$696
Less:
Fair value adjustments for hedge instruments	2	17
Unamortized bond premium	2	2
Cash and cash equivalents	56	61

Net debt	$620	$616

NOTE ON NET DEBT RECONCILIATION: Net debt is a non-GAAP financial measure that GTI calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. GTI excludes the unamortized bond premium from its sale of $150 million aggregate principal amount of additional senior notes in May 2002 at a price of 104.5% of principal amount. The premium received in excess of principal amount is amortized to reduce interest expense over the term of the senior notes. GTI also excludes the fair value adjustments for hedge instruments, which includes interest rate swaps that have been marked-to-market and realized gains or (losses) on interest rate swaps. Interest rate swaps (current hedge instruments) that have been marked-to-market currently represent a liability of $10 million with an offsetting non-cash adjustment recorded as a component of long-term debt on the Consolidated Balance Sheet. Realized gains on interest rates swaps (terminated hedge instruments) currently represent an increase to long-term debt on the Consolidated Balance Sheet of $27 million and will be amortized into the Consolidated Statement of Operations as a reduction to interest expense over the remaining life of the senior notes. GTI believes that net debt is generally accepted as providing useful information regarding a company’s indebtedness. Management believes net debt provides meaningful information to investors to assist them to analyze leverage. Management uses net debt as well as other financial measures in connection with its decision-making activities. Net debt should not be considered in isolation or as a substitute for total debt or total debt and other long term obligations calculated in accordance with GAAP. GTI’s method for calculating net debt may not be comparable to methods used by other companies and is not the same as the method for calculating net debt under its senior-secured bank credit facilities. GTI does not forecast the fair value adjustment for hedging instruments.